As filed with the Securities and Exchange Commission on January 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1245881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1633 Broadway, Suite 22C

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Delcath Systems, Inc. 2020 Omnibus Equity Incentive Plan

(Full title of the plan)

Gerard Michel

Chief Executive Officer

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

(Name and address of agent for service)

(212) 489-2100

(Telephone number, including area code, of agent for service)

Copy to:

Veronica H. Montagna, Esq.

McCarter & English, LLP

100 Mulberry Street, Four Gateway Center

Newark, New Jersey 07102

(973) 639-7948

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.01 par value per share	1,800,000	$7.56	$13,608,000.00	$1,261.46

(1)

This registration statement covers 1,800,000 additional shares of the common stock, par value $0.01 per share (“Common Stock”), of Delcath Systems, Inc. (the “Registrant”) authorized to be issued under the Registrant’s 2020 Omnibus Equity Incentive Plan (the “Plan”). 675,000 shares available for issuance under the Plan were previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 16, 2020 (File No. 333-251385). This registration statement also covers any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

The proposed maximum offering price per share is based on the average of the high and low price of the Registrant’s Common Stock on December 31, 2021 as reported on the Nasdaq Capital Market, used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h)(1) of Rule 457 under the Securities Act of 1933, as amended.

(3)	The registration fee is calculated by multiplying the maximum aggregate offering price of all securities being registered hereunder by 0.0000927.

INTRODUCTION

Pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) is filed by Delcath Systems, Inc., a Delaware corporation (the “Registrant” or the “Company”), to register an additional 1,800,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Company’s 2020 Omnibus Equity Incentive Plan, as amended by the Company’s board of directors on March 30, 2021 and approved by the Company’s stockholders on May 6, 2021 (the “Plan”).

On December 16, 2020, the Company filed a registration statement on Form S-8 (Registration No. 333- 251385) (the “2020 Registration Statement”) to register 675,000 shares of Common Stock reserved for issuance under the Company’s 2020 Omnibus Equity Incentive Plan as originally approved by the Company’s stockholders on November 23, 2020. On May 6, 2021, the Company’s stockholders approved an amendment to the Company’s 2020 Omnibus Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 675,000 to 2,475,000. This Registration Statement is being filed to register the additional 1,800,000 shares of Common Stock reserved for issuance under the Plan.

Pursuant to General Instruction E of Form S-8, the contents of the 2020 Registration Statement, including the documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement to the extent not otherwise amended or superseded by the contents hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the employee benefit plan information specified by Part I, Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Part I, Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on March 31, 2021;

(2)

the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 11, 2021, for the quarterly period ended June 30, 2021, filed with the Commission on August 10, 2021 and for the quarterly period ended September 30, 2021 filed with the Commission on November 9, 2021;

(3)

the Registrant’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on March  1, 2021, April  1, 2021 (solely with respect to Item 8.01 therein), May  7, 2021, June  29, 2021, August  11, 2021 (solely with respect to Item 1.01, Item 2.03, Item 3.02 and Item 8.01 therein), October  18, 2021, October  26, 2021 and December 2, 2021 (solely with respect to Item 8.01 therein); and

(4)

the description of the Common Stock of the Registrant set forth in the Registrant’s registration statements pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities.

Not applicable.

Item 5 Interests of Named Experts and Counsel.

Not applicable.

Item 6 Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of Delaware’s General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful payment of dividends, stock repurchases or redemption of shares or (iv) any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any such indemnified capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Article SEVENTH of the Company’s amended and restated certificate of incorporation provides that no person serving as a director of the Company shall be personally liable to the Company or its stockholders for breach of his or her fiduciary duty as a director, except where the director (i) breached his duty of loyalty to the Company or its stockholders, (ii) failed to act in good faith or engaged in intentional misconduct or a knowing violation of law, (iii) authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or (iv) obtained an improper personal benefit from any transaction.

Article EIGHTH of the Company’s amended and restated certificate of incorporation requires the Company to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the Company is permitted to indemnify such persons.

The Company has entered into indemnification agreements with its executive officers and directors pursuant to which the Company has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such persons in connection with any proceedings arising from the fact that such persons are or were officers or directors of the Company, and to advance expenses as incurred by or on behalf of such persons in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7 Exemption from Registration Claimed.

Not applicable.

Item 8 Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9 Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A filed with the Commission on September 25, 2019)

4.2	Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated October 17, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 23, 2019)

4.3	Certificate of Correction to Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated October 22, 2019 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 23, 2019)

4.4	Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc., effective December 24, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 30, 2019)

4.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated November 23, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2020)

4.6	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 11, 2019)

4.7	Certificate of Designation of Preferences, Rights and Limitations of Series E-1 Convertible Preferred Stock of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 16, 2019)

4.8	Amended and Restated By-Laws of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 23, 2000)

4.9*	Delcath Systems, Inc. 2020 Omnibus Equity Incentive Plan, as amended

5.1*	Opinion of McCarter & English, LLP

23.1*	Consent of McCarter & English, LLP (included in Exhibit 5.1)

23.2*	Consent of Marcum, LLP

24.1*	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York on the 5th day of January, 2022.

DELCATH SYSTEMS, INC.

By:	/s/ Gerard Michel
Gerard Michel
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Gerard Michel and John Purpura as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Gerard Michel	Chief Executive Officer and Director (Principal Executive Officer)	January 5, 2022
Gerard Michel

/s/ Gerard Michel	Interim Principal Accounting Officer	January 5, 2022
Gerard Michel

/s/ Roger G. Stoll, Ph.D.	Chairman of the Board	January 5, 2022
Roger G. Stoll, Ph.D.

/s/ Gilad Aharon	Director	January 5, 2022
Gilad Aharon

/s/ Elizabeth Czerepak	Director	January 5, 2022
Elizabeth Czerepak

/s/ Steven Salamon	Director	January 5, 2022
Steven Salamon

/s/ John Sylvester	Director	January 5, 2022
John Sylvester